10Q
Exhibit 10.27
                    IOMEGA CORPORATION

Nonstatutory Stock Option Agreement
Granted Under 2007 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Iomega Corporation, a Delaware corporation (the "Company"), on ____________ (the "Grant Date"), to_____________, (the "Participant"), of an option to purchase, in whole or in part, on the terms provided herein and in the Company's 2007 Stock Incentive Plan (the "Plan"), a total of __________ shares of common stock, $0.03 1/3 par value per share (the "Common Stock"), of the Company (the "Shares") at $__________ per Share.  Unless earlier terminated, this option shall expire on _________ at 4:00 p.m. Eastern Time (the "Final Exercise Date").

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").  Except as otherwise indicated by the context, the term "Participant", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.           Vesting Schedule.

(a)           Scheduled Vesting. This option grant will become exercisable at the rate of _________  percent (_____%) per year commencing on the first anniversary  of the date of grant and continuing on each subsequent anniversary date until fully vested.

This option shall expire upon, and will not be exercisable after, the Final Exercise Date. The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible, it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Sections 3 or 4 hereof or the Plan.

(b)           Automatic Acceleration Upon a Change in Control Event.

(i)           In the event that the surviving entity resulting from a Change of Control Event does not assume this option, the entire option shall become vested immediately prior to the occurrence of a Change of Control Event.

(ii)           To the extent this option remains outstanding after a Change in Control, then, if (x) the Participant's service is terminated by the Company or its successor without Cause (as defined in Section 4(e) or (y) the Participant resigns from service with the Company or its successor for Good Reason (as defined below), in either case prior to the second anniversary of the date of consummation of the Change in Control Event, then the vesting schedule of this option shall be accelerated so that all options which remain unvested shall automatically become vested in full effective immediately prior to the occurrence of such termination or resignation.

(ii)           For purposes of this Section, "Good Reason" shall mean a significant diminution in the Participant's status, title, offices, authority, responsibilities, or reporting requirements from and after such Change in Control Event, or any reduction in the annual cash compensation payable to the Participant and after the Change of Control Event, or the relocation to the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Change in Control Event; provided however that in the case of members of the Board of Directors, Good Reason will not include any change in Board committee assignments or Board committee chairmanships.

3.           Non-Solicitation; Non-Disclosure.

(a)           Non-Solicitation of Employees. Participant agrees that during Participant’s service with the Company, and for one year following Participant’s termination of such service, Participant shall not, directly or indirectly, in any capacity (including but not limited to, as an individual, a sole proprietor, partner, stockholder, investor, officer or director of a corporation, an employee, agent, associate, or consultant of any person, firm or corporation, or other entity) hire any person from, attempt to hire any person from, or solicit, induce, persuade, or otherwise cause any person to terminate his or her service with the Company; provided, however, that Participant’s mere association (as a director, officer, employee, or otherwise) with an entity that hires or solicits a person employed by Company shall not violate this provision if Participant played no part in the introduction, hiring, solicitation, or determination of whether to hire such candidate.  Any breach of Participant’s obligations under this paragraph shall, in addition to all other remedies available to the Company, result in the immediate termination of this option.

(b)           Non-Solicitation of Customers.  Participant agrees that during Participant’s service with the Company and for one year following Participant’s termination of such service, Participant shall not, directly or indirectly, in any capacity, solicit the business of any customer of the Company except on behalf of the Company, or attempt to induce any customer of the Company to cease or reduce its business with the Company; provided that following the termination of Participant’s service with the Company, he or she may solicit a customer of the Company to purchase goods or services that do not compete directly or indirectly with those then offered by the Company, and provided further that Participant’s mere association (as a director, officer, employee, or otherwise) with an entity that solicits a customer of Company shall not violate this provision if Participant played no part in the introduction, solicitation, or determination of whether to solicit such customer. Any breach of Participant’s obligations under this paragraph shall, in addition to all other remedies available to the Company, result in the immediate termination of this option.

(c)           Non-Disclosure. Participant agrees that, except in the ordinary and proper course of performing his or her duties for the Company, Participant shall not disclose to others any proprietary, confidential or secret information, including but not limited to inventions, intellectual property, information relating to the Company’s products, research, technology, development, services, clients, customers, suppliers, employees, business, operation, activities, procedures, plans, or proposals.

(d)           Remedies. Participant agrees and acknowledges that if Participant violates the non-solicitation or non-disclosure provisions of this Section 3, (i) Participant’s right to exercise this option and any other options granted by the Company shall terminate immediately,  (ii) the Company may pursue any and all remedies available at law or in equity, including but not limited to specific performance, injunctive relief and damages, and (iii) in addition to any remedies described in (ii), the Participant shall pay to the Company an amount equal to  Participant’s gain resulting from any exercise of  the option computed as the difference between the option price and the market price on the date of exercise multiplied by the number of shares exercised.

4.	Exercise of Option.

(a)           Form of Exercise.  Each election to exercise this option shall be by written notice of exercise signed by the Participant or by any other form of notice authorized by the Company, and received by the Company at its principal office, accompanied by payment in full in the manner provided in the Plan.  The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b)           Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 4, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an "Eligible Participant").

(c)           Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in Section 3 or in paragraphs (d) and (e) of this Section 4, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), providedthat this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.

(d)           Exercise Upon Death or Disability. For Participants other than non-employee Directors, if  the Participant dies or becomes disabled (within the meaning of Section 22 (e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable within the period of one year following the date of death or disability of the Participant by the Participant (or in the case of death, by an authorized representative), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability plus any Pro Rata Shares (as defined below), and further provided that this option shall not be exercisable after the Final Exercise Date.  “Pro Rata Shares” means the number of shares that would have first become exercisable on the next anniversary of the Grant Date times a fraction, the numerator of which is the number of days elapsed from the most recent anniversary of the Grant Date until the date of death or disability and the denominator of which is 365. The provisions relating to the exercise of options on death, disability or retirement of a Director shall be as set forth in an exhibit attached to each Director’s Agreement at the time of the option grant.

 (e)           Discharge for Cause.  If the Participant, prior to the Final Exercise Date, is discharged by the Company for "cause" (as defined herein), the right to exercise this option shall terminate immediately upon the effective date of such discharge.  “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company.  The Participant shall be considered to have been discharged for "Cause" if the Company determines, within 30 days after the Participant's resignation, that discharge for cause was warranted.

5.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

6.           Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

7.           Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed by its duly authorized officer.  This option shall take effect as a sealed instrument.

IOMEGA CORPORATION

Dated:                                                                By:

 Exhibit A—

Exercise Upon Death, Disability or Retirement of Non-Employee Director.  If the Participant is a non-employee member of the Board of Directors (“Director”) and ceases to be such by reason of (i) death, (ii) disability (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) or (iii) the Director's resignation or decision not to stand for re-election at age 55 of older following five years of consecutive service as a Director, then the period during which then vested, exercisable options may be exercised shall be two years rather than three months  (but in no event after the Final Exercise Date).  In addition, if a Director's service is terminated by reason of death or disability, all unvested options shall automatically vest and become immediately exercisable for said two year period following such death or disability (but not after the tenth anniversary of the grant date).  In such case, this option may be exercised by the Participant or by the person to whom this option is transferred by will, by the laws of descent and distribution.  Except as otherwise indicated by the context, the term “Participant,” as used in this option, shall be deemed to include the estate of the Participant or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Participant.

PARTICIPANT'S ACCEPTANCE

The undersigned hereby accepts the option granted ____________ and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company's 2007 Stock Incentive Plan and Prospectus.

PARTICIPANT:

Signature

Print Name:

Address:

6